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                                  EXHIBIT 10.12



                              EMPLOYMENT AGREEMENT


          This Employment Agreement (sometimes referred to as the "Agreement") is effective January 1, 1997, between SC Bancorp ("Bancorp") and Southern California Bank ("Bank") (collectively referred to as "Employers"), and Larry D. Hartwig ("Employee").

                                    RECITALS

          A. Employee entered into an Employment Agreement with Employers effective as of January 1, 1995 (the "Prior Agreement").

          B. Employers desire to continue to employ Employee in the full-time employ of Employers as the President and Chief Executive Officer of the Employers and to provide hereby the terms of that employment.

          C. Employee has advised Employers' Boards of Directors of his willingness to continue to act in a full-time capacity as the President and Chief Executive Officer of Employers on the terms provided herein.

          D. Employee and Employers wish to terminate the Prior Agreement in its entirety and enter into a new agreement encompassing the terms of Employee's employment with Employers as contained herein.

          NOW, THEREFORE, in consideration of the foregoing Recitals, and the terms, conditions and covenants contained herein, it is agreed as follows:

          1. EMPLOYMENT. Employers hereby employ Employee and Employee hereby accepts this employment and agrees to exercise and perform faithfully, exclusively, and to the best of his ability on behalf of each of the Employers the powers and duties customarily exercised and performed by its President and Chief Executive Officer on the terms and conditions set forth herein and as determined from time to time by the Employers' Boards of Directors. Employee acknowledges and agrees that he is hereby also making a moral commitment to honor this Agreement and to further the Employers' best interests during the full term of this Agreement. Employers acknowledge and agree that they are hereby making a moral commitment to honor this Agreement, to provide Employee with the authority necessary to fulfill his responsibilities and to direct the affairs of Employers in a manner which is consistent with safe and sound banking practices and in compliance with all applicable laws and regulations.

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          2.   EMPLOYEE'S SERVICES AND DUTIES.

               2.1  During the term hereof, Employee shall:

                    a. Observe and conform to the policies and directions promulgated by Employers' Boards of Directors;

                    b. Assume and perform those duties customarily performed by the Chief Executive Officer and President of a bank as determined from time to time by the Employers' Boards of Directors, including general executive duties and other powers and duties pertaining by law, regulations, or practice to the office of Chief Executive Officer and President, or otherwise imposed by the Bylaws of Employers;

                    c. Serve as full-time employee, and devote his ability and attention to the business of Employers during the term of this Agreement, and neither directly nor indirectly render any services of a business, commercial, or professional nature, whether as employee, partner, officer, director or shareholder, to any other person, firm, corporation or organization which in any manner competes with Employers, whether for compensation or otherwise, nor engage in any activity which is adverse to the Employers' business or welfare, without the prior written consent of Employers' Boards of Directors; and

                    d. Act as a member of the Boards of Directors of Employers if so elected by the shareholders of the Employers, and if appointed or elected as a member of any committees established by the Employers' Boards of Directors, to perform all of the duties and functions incident thereto.

               The precise services to be performed by Employee may be extended or curtailed, from time to time, at the discretion of the Employers' Boards of Directors, provided such services shall at all times be of the nature customarily performed by the Chief Executive Officer and President of a bank and bank holding company, as the case may be.

               2.2 Nothing contained herein shall be construed to prevent Employee from investing his assets in any form or manner, or supervising these investments, provided that such investment-related activities do not, in any manner nor for any significant amount of time, interfere with his performance of services on behalf of Employers, and provided further Employee shall not acquire any direct or indirect ownership interest in any bank or financial institution, other than Employers, where such ownership interest exceeds one tenth of one percent of the total ownership interest in any bank or financial institution other than Employers. This restriction shall only apply to banks or financial institutions that are located within the service

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areas of any of Employers' offices and are in direct competition with Employers.

               2.3 During the term hereof Employee shall not have a margin account with any entity without the prior written consent of the Employers' Boards of Directors.

               2.4 Employee is a director of Bancorp and Bank and Employee and Employers desire that Employee continue to serve as a director. Bancorp and Bank shall use their reasonable best efforts to cause Employee to be elected a director of both Boards of Directors at any meeting of the Boards or of the shareholders held for the purpose of electing directors during the term of this Agreement.

          3. TERM. Unless terminated by other provisions contained herein, the term of Employee's employment by Employers pursuant to this Agreement shall be for a period of one and one half (1-1/2) consecutive calendar years, commencing as of January 1, 1997 and terminating on June 30, 1998; PROVIDED, HOWEVER, that Employers agree that on or before December 31, 1997, and on each December 31 thereafter so long as this Agreement shall remain in force and not terminate (each a "Consideration Date"), Employers' Boards of Directors will consider an extension of this Agreement for an additional one year term commencing on July 1, immediately following such Consideration Date and terminating one year thereafter. If on, or within the twelve (12) month period preceding, any Consideration Date the Employers' Boards of Directors do not by written notice to Employee affirmatively extend the term of this Agreement for one year, this Agreement shall terminate on June 30, immediately following such Consideration Date, unless terminated earlier by the operation of other provisions contained herein.

          4. COMPENSATION AND OTHER BENEFITS. As compensation for the services to be rendered by Employee hereunder, Employers shall pay and the Employee shall accept the following compensation:

               a. Employers shall pay to Employee a minimum base salary of $210,000 per year, payable in equal semi-monthly installments, less usual withholding deductions. The Employers' Boards of Directors will consider on an annual basis on or before the end of the calendar year whether it is appropriate or desirable to increase the amount of the base salary as of January 1 of the next calendar year. Notwithstanding that the INITIAL TERM of this Agreement commences as of January 1, 1995, the first consideration of an increase in base salary shall occur before the end of calendar year 1994 for possible implementation in calendar year 1995. Nothing herein shall be construed to impose upon the Employers any obligation to increase the Employee's base salary, but rather the Employers' Boards of Directors may

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increase Employee's base salary at any time in their absolute discretion.

               b. Employers shall provide Employee during the term of this Agreement with an automobile, purchased or leased new, comparable to a domestic luxury sedan. Employers shall pay all reasonable operating expenses with regard to such automobile and shall procure and maintain in force at Employers' expense an insurance policy on such automobile which shall include collision, comprehensive, medical payments and liability coverage with the limits mutually agreed to by Employers and Employee.

               c. As additional compensation, Employee shall, in the absolute discretion of Employers' Boards of Directors, be entitled to participate in the Employees' Senior Management Incentive Compensation Program or any other similar program from time to time in effect.

               d. During the term of Employee's employment under this Agreement, Employee shall be entitled to receive other benefits of employment made available to other employees of Employers, such as life, health and accident insurance on Employee in the form, kind and amount made available under group insurance coverage to employees of Employers plus directors and executive officers (D&O) insurance coverage. Employee shall also be entitled to participate in all of Employers' ERISA type plans in existence during the term of this Agreement. Employee shall not be entitled to participate in any profit sharing plans, incentive compensation programs or other benefit plans made available to employees of Employers except as described in paragraph 4(c) or other paragraphs of this Agreement.

               e. In addition to any benefits payable to the Employee in accordance with the provisions of any plan, agreement or arrangement described above, Employers will purchase a term life insurance policy in the amount of $400,000 on the life of the Employee, over and above the standard group insurance benefits provided by the Employers, with the proceeds thereof to be paid to the Employee's beneficiary or beneficiaries or to his estate, PROVIDED, HOWEVER, that Employers' obligation to purchase such term life insurance policy shall cease if it is reasonably determined by the Employers' Boards of Directors that such purchase would in any way violate any applicable banking laws or regulations. Such term life insurance policy shall remain in effect during the term of this Agreement and shall be subject to Employee's passing any required physical examination for such insurance coverage. In addition, the obligations of Employers to purchase a term life insurance policy are subject to Employee being insurable and the premiums for such policy being reasonable and in conformity with those paid on an average person of Employee's age. Such term life insurance policy shall be transferred to Employee at no cost to Employee upon Employee's

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cessation of employment for any reason; PROVIDED that (i) the terms of such term life insurance policy permit such transfer; (ii) that such transfer is in compliance with all applicable banking laws and regulations as reasonably determined by the Employers' Boards of Directors; (iii) that the Employers incur no additional costs as a result of such transfer, other than payment of a reasonable transfer fee; and (iv) that premiums relating to such term life insurance policy shall thereafter be the responsibility of Employee.

               f. Employee shall not be entitled to fees for service as a director of Employers, including committee fees or any other fees or compensation available to outside directors.

          5. EXPENSES. Employee is authorized to incur reasonable expenses for promoting the business of Employers, including expenses for entertainment, travel, service club memberships and similar items. Any reasonable business related costs incurred by Employee for conventions, meetings, and seminars will be reimbursed by Employers as will all such reasonable expenses incurred by Employee on behalf of Employers upon presentation by Employee, from time to time, of an itemized account of his business related expenditures.

          6. VACATIONS. Employee shall be entitled to an annual vacation according to the Employers' personnel policy of not less than four (4) weeks without reduction in salary. In the event that Employee has not utilized all vacation days during a year, Employee shall be entitled to utilize such vacation days during the first quarter of the next calendar year. Except as specified in the preceding sentence, vacation days shall be non-cumulative. Employee shall also be entitled to all paid holidays provided to Employers' senior officers. Employee agrees to utilize his vacation in a manner which complies with all applicable banking laws and regulations.

          7. STOCK OPTIONS. Employers' Boards of Directors shall annually consider the grant to Employee of stock options in such amounts which, when aggregated with stock options already held by Employee, are commensurate with amounts customarily awarded to executives with comparable responsibilities, PROVIDED, HOWEVER, that the grant of such stock options shall be solely in the discretion of the Employers' Boards of Directors and PROVIDED, FURTHER, that Employers' Boards of Directors shall be under no obligation to grant stock options to Employee at any time.

          In an event constituting a Change in Control (as hereinafter defined) shall be expected to occur, all previously granted stock options then outstanding and not then otherwise fully exercisable shall, during the five business day period immediately prior to the effective date of such Change of

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Control, be fully exercisable.  If the anticipated Change in Control does not occur for any reason, such options shall be reinstated on their previous terms (and any exercise of options which would not otherwise have been exercisable shall be unwound). This paragraph supersedes the terms of any option agreement now or hereafter outstanding.

          8. CLUB MEMBERSHIPS. Employers shall provide the use of a country club membership to Employee for the promotion of Employers' business. Employers shall be responsible for all costs related to such membership to the extent such costs are business related (without regard, however, to whether such costs are deductible for income tax purposes). If Employers are incapable of holding such membership in corporate name, Employers shall provide to Employee funds necessary to acquire such membership. Employee shall be entitled to use of such membership during the term of this Agreement. During the term of this Agreement, Employee shall be entitled to purchase such membership interest from Employers at a purchase price equal to the then fair market value of such membership. Upon Employee ceasing employment with Employers, Employee shall transfer any and all ownership of such membership to Employers or a designee of Employers unless Employee has purchased such memberships as provided above.

          9.   TERMINATION PRIOR TO EXPIRATION OF TERM.

               9.1 TERMINATION BY EMPLOYERS FOR CAUSE. Employers, by vote or written approval of the Boards of Directors duly taken in accordance with the law and the Employers' Bylaws, may terminate this Agreement immediately, at which time all obligations and liability of Employers under this Agreement shall cease (except as to benefits then accrued), upon determination in good faith that Employee (i) has been adjudged guilty of a felony or a misdemeanor involving moral turpitude by a court of competent jurisdiction; (ii) has committed any act which would cause termination of coverage under the Employers' Bankers' Blanket Bond as to Employee (as distinguished from termination of coverage as to the Employers as a whole); or (iii) has been grossly negligent or has engaged in criminal misfeasance or willful misconduct in the performance of his duties. For purposes of this section, an act, or failure to act, on the Employee's part shall be considered "willful" only if done, or omitted to be done, by him in bad faith and without reasonable belief that such act, or failure to act, is in the best interest of the Employers.

               9.2 TERMINATION BY EMPLOYERS WITHOUT CAUSE. Employers, by vote or written approval of the Boards of Directors duly taken in accordance with the law and Employers' Bylaws, may terminate this Agreement and rights hereunder, without cause or any reason whatsoever, upon payment to Employee of the sum of

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eighteen (18) months base salary as in effect on the date of termination.  Any pay in lieu of vacation accrued to Employee, but not taken as of the date of termination, will be deemed included in the termination pay. In the event of termination under this Section 9.2 all stock options granted pursuant to
Section 7 hereunder shall become fully vested and immediately exercisable for a period of not less than ninety (90) days following termination. In the event of termination under this paragraph 9.2, insurance benefits provided to Employee by Employers shall be extended at Employers' sole cost for twelve (12) months following the date of termination. All remaining obligations and liability of Employers under this Agreement shall cease at the date of termination, except as to benefits then accrued.

               9.3 ACQUISITION OR DISSOLUTION OF EMPLOYERS. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Employers or by any merger or consolidation where Employers or either of them are not the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of Employers or either of them. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or the corporation to which such assets shall be transferred.

               Notwithstanding the foregoing, in the event proceedings for liquidation of Employers are commenced by regulatory authorities, this Agreement and all rights and benefits hereunder shall terminate; PROVIDED, HOWEVER, Employee will have the sole option to demand and receive the lesser of (i) one year base salary based upon the salary being paid to Employee at the time of such termination, or (ii) the balance payable under this Agreement.

               9.4 DEATH OF EMPLOYEE. If Employee dies during the term of this employment, Employers shall pay to the estate of Employee the compensation and other rights hereunder which would otherwise be payable to Employee up to the end of the month following the month in which his death occurs, and Employers shall have no further obligations or liability under this Agreement (except as to benefits then accrued). In the event of Employee's death, all stock options granted pursuant to Section 7 hereunder shall become fully vested and immediately exercisable by the estate of Employee for a period of not less than ninety (90) days following Employee's death.

               9.5 DISABILITY OF EMPLOYEE. If Employee becomes disabled during the term of this Agreement and such disability continues for a period of one hundred eighty (180) days, Employers, by vote or written approval of the Boards of Directors

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duly taken in accordance with the law and Employers' Bylaws, may, at their option, after the expiration of such period, terminate this Agreement by giving written notice to Employee, at which time all obligations and liability of Employers under this Agreement shall cease (except as to benefits then accrued). While Employee is disabled, Employers shall pay to Employee one-hundred percent (100%) of the monthly salary installments as provided in paragraph 3, but such installments shall be reduced by all amounts paid to Employee on account of disability insurance, worker's compensation or social security payments made to Employee arising out of his disability other than medical, hospital or similar health insurance; provided, however, that such payments by Employers shall cease upon the earlier of (a) the expiration of the term of this Agreement, (b) the earlier termination of this Agreement pursuant to its provisions, or (c) the continuation of Employee's disability for a period of one hundred eighty (180) days. For the purpose of this Agreement, the term "disabled" shall be defined as Employee's inability, through physical or mental illness or other cause, to perform normal and customary duties which he is required to perform under this Agreement. In determining whether Employee is disabled, Employers' Boards of Directors may rely upon the written statement provided by a licensed physician acceptable to Employers' Boards of Directors. Employee shall allow himself to be examined from time to time by any licensed physician selected by Employers' Boards of Directors and agreed to by Employee. All such examinations will be conducted within a reasonable time period.

               9.6 TERMINATION BY EMPLOYEE. Employee shall give a minimum of ninety (90) days prior notice, in writing, to Employers' Boards of Directors in the event Employee resigns or voluntarily terminates employment. The Employers' Boards of Directors, at their absolute discretion, may reduce the number of days of prior notice required or may waive the provision in its entirety.

               9.7  MISCELLANEOUS PROVISIONS REGARDING TERMINATION.

                    a. The paragraph in this Agreement providing for Employers' right to terminate this Agreement shall be interpreted wholly independent from and without reference to one another and shall not be construed to impair or in any manner limit Employers' right to otherwise terminate this Agreement pursuant to the laws of the State of California.

                    b. Subject to Section 7 hereof, Employee may exercise Employee's rights to exercise any stock options vested prior to termination or resignation, if any, and as provided in a Stock Option Plan and Stock Option Agreement to which Employee is a party.

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          10.  NOTICE.  Any written notice to be given to Employee by Employers or their Boards of Directors may be given either by personal delivery to Employee, or by mail, registered and certified, postage prepaid with return receipt requested, addressed to Employee at his then current residence. Any written notice to be given to Employers or their Boards of Directors by Employee shall be given either by personal delivery to the Chairman of the Board of Directors of Bancorp, or by Mail, registered or certified, postage prepaid with return receipt requested, addressed to the Chairman of the Board of Directors of Bancorp at the administrative office of Bancorp.

          11.  PAYMENTS RESULTING FROM "CHANGE IN CONTROL".

               11.1 DEFINITION OF "CHANGE IN CONTROL". For purposes of the Agreement, a "Change in Control" shall be deemed to have occurred if and when:

                    (a) the Bancorp shall consummate a merger or consolidation (a "Transaction") with another corporation, association or similar entity; PROVIDED, HOWEVER, that a Change of Control shall not be deemed to have occurred with respect to a Transaction if the beneficial owners of the outstanding shares entitled to vote in the election of directors of Bancorp immediately prior to such Transaction will beneficially own more than sixty percent (60%) of the outstanding shares entitled to vote in the election of directors of the corporation resulting from the consummation of the Transaction; or

                    (b) twenty-five percent (25%) of the Bancorp's securities then entitled to vote in the election of directors shall be acquired by any "person" (as such term is used in Sections 13(d) of the Securities Exchange Act of 1934, as amended); or

                    (c) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period were members of the Board of Directors of the Bancorp (the "Incumbent Board") shall cease to constitute a majority of the Board of Directors of the Bancorp or any successor to the Bancorp, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least eighty-five percent (85%) of the directors comprising the Incumbent Board shall be, for purposes hereof, considered as though such person were a member of the Incumbent Board; or

                    (d) the Bancorp or the Bank shall sell all, or substantially all, of its assets to another corporation.

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               11.2  COVERED TERMINATION.

                    (a) The benefits described in Section 11.4 hereof shall be provided to the Employee in the event that his employment with the Employers is terminated following, or in contemplation of, a Change of Control on account of a "Covered Termination."

                    (b) "Covered Termination" shall mean (i) termination of employment by the Employers other than for "Cause," as described in Section 9.1 hereof or the disability of Employee as described in Section 9.5 hereof or (ii) termination of Employee's employment by the Employee for "Good Reason" as described in Section 11.3 hereof.

               11.3  TERMINATION BY EMPLOYEE FOR GOOD REASON.

                    (a) For purposes hereof, following a Change in Control the Employee may terminate his employment for Good Reason if:

                         (i) the Employee's then-current level of annual base salary (whether payable by the either of the Employers) is reduced; or

                        (ii) there is any reduction in the employee benefit coverage provided to the Employee (including pension, profit sharing and welfare benefits and perquisites, but not including incentive bonuses) from the coverage levels in effect immediately prior to the Change in Control, unless, however, the Employers provide substantially equivalent employee benefits to the Employee; or

                       (iii) the Employee suffers a material diminution in his title, position, reporting relationship, responsibilities, authority or offices; or

                        (iv) there is a relocation of the Employee's principal business office by more than ten (10) miles, and (a) the Employee's new commute is more than fifty (50) miles from the Employee's current primary residence or (b) the Employee's new commute is more than the Employee's current commute which is at least fifty (50) miles; or

                         (v) the Employers fail to obtain assumption of this agreement by any successor or assign;

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PROVIDED, HOWEVER, that any termination by the Employee for Good Reason must be made in good faith.

                    (b) Notwithstanding the provisions of Section 11.3(a), no such termination of the Employee's employment for Good Reason shall be treated as a Covered Termination unless (i) the Employee shall give written notice to the Employers' Boards of Directors, not later than thirty (30) days prior to the effective date of any such termination for Good Reason and within six (6) months after the date the Employee first becomes entitled to terminate for Good Reason on account of the event(s) forming the basis for such termination, setting forth in specific detail the basis for such termination for Good Reason, and (ii) the Employers' Boards of Directors shall not, within thirty (30) days after receipt of such notice, take actions reasonably acceptable to the Employee to remedy the circumstances leading to the termination for Good Reason.

               11.4 BENEFITS RESULTING FROM A COVERED TERMINATION.

               In the event that the employment of the Employee shall have been terminated after, or in contemplation of, a Change in Control in a manner that shall constitute a Covered Termination, the Employers shall make payments to, and provide benefit coverage for, the Employee as described below in Section 11.4, PROVIDED, HOWEVER, that any such benefits resulting from a "Covered Termination" shall be in lieu of any termination benefits to which Employee might otherwise be entitled pursuant to Section 9.2 hereof.

                    (a) BASE SALARY. The Employee shall receive a payment equal to two and one half (2 1/2) times the highest annual base salary amount paid to the Employee within the three years preceding the Covered Termination. Such payment shall be made to the Employee within fifteen (15) business days following the Covered Termination. The highest annual base salary amount shall not include any bonuses awarded to the Employee.

                    (b) TARGET BONUS. The Employee shall also receive a payment equal to the amount of the Employee's target bonus in the year that the Covered Termination occurs under any Employers' incentive compensation plan in which the Employee then participates ; PROVIDED HOWEVER, that if a Covered Termination shall take place between January 1 and June 30, such payment to the Employee shall be prorated and reduced to an amount equal to the product of (i) the Employee's target bonus in the year that the Covered Termination occurs, and
(ii) a quotient of which the numerator will be the number of months that have elapsed between January 1 immediately preceding the Covered Termination and the date of the Covered Termination, rounded up to the next whole number, and the denominator shall be twelve (12). Such payment

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shall be made to the Employee within fifteen (15) business days following the
Covered Termination.

                    (c) WELFARE BENEFITS. The Employers shall continue to maintain, in full force and effect, any "Welfare Benefits," such as life insurance coverage and health and disability benefits, which were being provided to the Employee at the time of the Covered Termination during the "Continuation Period." The Continuation Period shall mean the thirty (30) month period following the date of a Covered Termination.

                         Notwithstanding the above, the Employers may provide
coverage and benefits under separate insured arrangements that provide benefits substantially identical to those being provided to the Employee at the time of the Covered Termination.

                         In addition, the Employee's right to any particular
type of Welfare Benefit shall be subject to cancellation by the Employers if the Employee obtains alternative coverage of a similar type during the Continuation Period that is at least as favorable to the Employee as the corresponding Welfare Benefit. The Employee shall be obligated to notify the Employers' Boards of Directors of any such alternative coverage within thirty (30) days of it first becoming applicable to him.

                    (c) WITHHOLDING FOR TAXES. All payments required to be made by the Employers to the Employee under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Employers may reasonably determine it should withhold pursuant to any applicable law or regulation.

                    (d) MITIGATION. The Employee shall not be obligated to seek other employment in mitigation of the amounts payable and benefits to be provided under this Agreement.

          12. EXCISE TAX LIMIT. Notwithstanding anything elsewhere in this Agreement to the contrary, if any of the payments provided for in this Agreement, together with any other payments or benefits which the Employee has the right to receive from the Employers (or its affiliated companies), would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), the payments pursuant to this Agreement shall be reduced so that the present value of the total amount received by the Employee that would constitute a "parachute payment" will be one dollar ($1.00) less than three (3) times the Employee's base amount (as defined in Section 280G of the Code) and so that no portion of the payments or benefits received by the Employee shall be subject to the excise tax imposed by Section 4999 of the Code. If through error or otherwise the Employee should receive

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payments under this Agreement or otherwise in excess of one dollar ($1.00) less than three (3) times his base amount, the Employee shall immediately repay such excess to the Employers upon notification that an overpayment has been made.


          13. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Employers, their successors and assigns. Employee may not assign all or any part of his interest under this Agreement without the prior written consent of Employers' Boards of Directors.

          14. RECEIPT OF AGREEMENT. Each of the parties hereto acknowledges that he or it has Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

          15. ARBITRATION AND ATTORNEYS' FEES. Any controversy between the Employers and Employee involving the construction or application of any of the terms, provisions or conditions of this Agreement shall, on the written request of either party served on the other, be submitted to arbitration, and such arbitration shall comply with and be governed by the provisions of the California Arbitration Act, Sections 1280 through 1294.2 of the California Code of Civil Procedure. Both parties shall agree upon an arbitrator from the Los Angeles County Superior Court panel and, if they are unable to agree on an arbitrator, then each will choose an arbitrator, who together will select a third impartial arbitrator whose decision shall be final and conclusive upon all parties. The cost of arbitration shall be borne by the losing party or in such proportion as the arbitrator shall decide. In any arbitration proceeding and in action at law or in equity to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs and necessary disbursements in addition to any other relief to which he may be entitled, except to the extent arbitrator(s) may otherwise be permitted to apportion costs and disbursements.

          16. CALIFORNIA LAW. This Agreement is to be governed by and construed under the laws of the State of California except to the extent that any federal law regulating banks may apply.

          17. CAPTIONS AND SECTION HEADINGS. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

          18. INVALID PROVISIONS. Should any part of this Agreement for any reason be declared invalid, the validity and binding effect of any remaining portion shall not be affected,

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and the remaining portions of this Agreement shall remain in force and effect as if this Agreement had been executed with the invalid provisions eliminated.

          19. ENTIRE AGREEMENT. This Agreement contains the entire Agreement between the Parties with respect to the employment of Employee by Employers, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by both parties.

          20. WAIVER OF BREACH. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to effect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

          21. INDEMNIFICATION. To the fullest extent permitted by law, Employers shall pay as and when incurred all expenses, including legal and attorney costs, incurred by, or shall satisfy as and when entered or levied a judgment or fine rendered or levied against, Employee in an action brought by a third party against Employee (whether or not Employers are joined as party defendants) to impose a liability or penalty on Employee for an act alleged to have been committed by Employee while an officer of Employers or each of them; provided, that Employee was acting in good faith, within what Employee reasonably believed to be the scope of Employee's employment or authority and for a purpose which Employee reasonably believed to be in the best interests of Employers or Employers' shareholders, and in the case of a criminal proceeding, that Employee had no reasonable cause to believe that Employee's conduct was unlawful. Payments authorized hereunder include amounts paid and expenses incurred in settling any such action or threatened action. All rights hereunder are limited by any applicable state or Federal laws.

          22. EXPENSES. Employers shall pay or reimburse Employee for legal fees and expenses incurred by him in the review and negotiation of this Agreement.

          23. JOINT AND SEVERAL OBLIGATIONS. The obligations of the Bancorp and the Bank hereunder are joint and several; provided, however, that if, based upon the written advice of the Bank's regulatory legal counsel, the Board of Directors of the Bank determines in its sole discretion that the portion of the compensation and other benefits actually paid by the Bank (as opposed to Bancorp) under Section 4 hereunder would otherwise violate any regulatory order, regulation or statute, including

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

Sections 23A or 23B of the Federal Reserve Act, such obligations of the Bank shall be limited to the extent necessary to comply with such provisions.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the day and year herein before set forth.


                                        SC BANCORP


                                        By
------------------------------             -------------------------------------
Larry D. Hartwig

                                        SOUTHERN CALIFORNIA BANK


                                        By
                                           -------------------------------------



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